Exhibit 99.1

Contact:
Nancy C. Broadbent	Evan Smith, CFA / Erica Pettit
CollaGenex Pharmaceuticals, Inc.	Financial Dynamics
215-579-7388	212-850-5606 / 212-850-5614

CollaGenex Pharmaceuticals Reports Financial Results for the
Second Quarter and First Half of 2006

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Company Revises 2006 Financial Guidance to Reflect July 2006 Launch of Oracea

NEWTOWN, PA — August 2, 2006 — CollaGenex Pharmaceuticals, Inc. (NASDAQ: CGPI) today reported financial results for the second quarter and six months ended June 30, 2006.

Net revenues were $3.8 million in the second quarter of 2006 compared to $6.9 million in the second quarter of 2005, reflecting reduced sales of Periostat(R) following the introduction of generic competition in May 2005.  Net loss for the second quarter of 2006 was $9.9 million compared to net loss of $5.4 million for the second quarter of 2005.  Net loss allocable to common stockholders for the second quarter of 2006 was $10.3 million, or $0.59 per basic and diluted share, compared to net loss allocable to common stockholders of $5.8 million, or $0.41 per basic and diluted share, in the second quarter of 2005.

Research and development (R&D) expenses in the second quarter of 2006 were $2.9 million compared to $3.2 million recorded in the second quarter of 2005.  Selling, general and administrative (S,G&A) expenses were $10.2 million in the second quarter of 2006, including approximately $800,000 in non-cash compensation under SFAS No. 123R, Share-Based Payment, compared to $7.7 million in the second quarter of 2005, which included a restructuring charge of $1.2 million relating to the cessation of all dental sales and marketing activities following the introduction of a generic version of Periostat in May of 2005.

Colin W. Stewart, president and chief executive officer of CollaGenex, stated, “The highlight of the second quarter was the FDA’s approval of Oracea(TM), which was approved on the first pass and within 10 months of the date of our NDA submission.  We believe this is a significant milestone in the Company’s progress towards becoming a leader in therapeutic dermatology.  With this early approval, we were able to launch Oracea to the trade and the dermatology community in July, approximately two months ahead of plan.  In addition to building considerable momentum around the Oracea launch, we continue to be focused on our development pipeline and remain on track to complete by year end our Phase II trial evaluating incyclinide for the treatment of acne, with results available in early 2007.  We are also moving forward actively with the Continued Examination of our patent application ‘709, following our submission of additional materials to the Patent Office on May 17 and the non-final rejection issued by the Patent Office on July 19.”

Nancy C. Broadbent, chief financial officer of CollaGenex, commented, “Our financial results for the second quarter of 2006 were in line with our expectations.  As expected, S,G&A expenses in the second quarter reflect our preparations to launch our first proprietary product in dermatology.  Our R&D projects are on schedule, and our R&D investment is on track with our expectations and reflects our commitment to the development of our product pipeline.”

Ms. Broadbent continued, “Since our 2006 financial guidance assumed a September launch of Oracea, we are revising our guidance to reflect the recent July launch.  We are increasing our guidance for 2006 total net revenues to $24 million, including $9 million of Oracea net sales, from our original guidance of $21 million, including $6 million of Oracea net sales.  Our current guidance for our net loss allocable to common stockholders is improved to approximately $2.15 per share compared to our original guidance of $2.17 per share, reflecting both higher net sales and higher marketing expenses associated with an earlier launch of Oracea.”

For the six months ended June 30, 2006, net revenues were $7.5 million compared to $19.0 million during the first six months of 2005, reflecting reduced sales of Periostat following the launch of generic competition in May 2005.  Net loss allocable to common stockholders for the first half of 2006 was $19.7 million, or $1.13 per basic and diluted share, compared to a net loss allocable to common stockholders during the first half of 2005 of $8.3 million, or $0.58 per basic and diluted share.

Revised 2006 Financial Guidance

The following statements are based on the Company’s current expectations.  These statements are forward-looking and actual results may differ materially.  Please see the note regarding Forward-Looking Statements in this release.  For a more complete description of important risk factors that could cause actual results to differ, please refer to CollaGenex’s periodic reports on file with the Securities and Exchange Commission (SEC).

The Company is revising its financial guidance for 2006 to reflect the earlier-than-anticipated approval and launch of Oracea.  Oracea was approved by the FDA on May 26, 2006 and was launched to the trade and the dermatology community in July 2006.  The financial guidance issued by the Company on February 28, 2006 assumed that Oracea would be launched to the trade on September 1, 2006 and to the dermatology community shortly thereafter.  The Company’s revised financial guidance for 2006 is as follows:

Total net revenues:  Net revenues from Periostat, Pandel, the Atrix products, contract revenues from the Primus products and grant revenue from the previously announced NIH grant are expected to be approximately $15 million in 2006.  CollaGenex estimates that net sales of Oracea will contribute an additional $9 million to the Company’s 2006 net revenues, for 2006 total net revenues of approximately $24 million.  The Company’s original guidance anticipated total 2006 net revenues of $21 million, including $6 million of net revenues from Oracea.

CollaGenex will recognize Oracea net sales based on the number of dispensed prescriptions until its wholesale customers are placing re-orders for Oracea and their inventories are reduced to the Company’s target range of three to five weeks of sales.  This is expected to occur during the fourth quarter of 2006.  At that point, CollaGenex will begin recognizing Oracea net sales on the basis of shipments to its customers.

Research and development expenses:  R&D expense is expected to be approximately $16 million, primarily to fund the ongoing Phase II dose-ranging studies for incyclinide for the treatment of acne, various Phase II and Phase IV clinical trials for Oracea, continuing formulation development work for Restoraderm and formulation development work for COL-118, utilizing the technology obtained in the acquisition of SansRosa in 2005.  The Company’s prior guidance anticipated R&D expense to be approximately $17 million; this amount is now expected to be slightly lower than the original guidance due to lower costs for several projects.

Selling, general and administrative expenses:  S,G&A expenses are currently expected to be approximately $41 million compared to the Company’s prior guidance of approximately $38 million.  The expected increase in S,G&A expenses is primarily due to higher sales and marketing costs associated with launching Oracea approximately two months earlier than previously planned.

Net loss allocable to common stockholders:  Net loss allocable to common stockholders is expected to be approximately $38 million, or $2.15 per basic and diluted share, assuming weighted average common shares of approximately 17,500,000 for 2006.

Cash Burn:  CollaGenex anticipates that its cash burn will remain at approximately $36 million for 2006, taking into account the anticipated net loss allocable to common stockholders, investing activities and changes in working capital.  The Company anticipates that cash and short-term investments at December 31, 2006 will total approximately $20 million.

Conference Call Information

As previously announced, CollaGenex will hold a conference call on Wednesday, August 2, 2006, at 11:00 a.m. Eastern Time to discuss the Company’s second quarter 2006 financial results, the Oracea launch and recently reported events at the U.S. Patent and Trademark Office. Investors and other interested parties may access the conference call by dialing (877) 427-0628 in the U.S. or (973) 582-2844 internationally, or via a live Internet broadcast on the company’s website at www.collagenex.com.

For those who cannot listen to the live broadcast, a replay will be available shortly after the call at www.collagenex.com for 90 days. Additionally, a recording of the call will be available by telephone until 11:59 p.m. August 9, 2006 by dialing (877) 519-4471 in the U.S. or (973) 341-3080 internationally, and entering access code: 7611646.

Financial Tables Follow

CollaGenex Pharmaceuticals, Inc. and subsidiaries
(Unaudited)
(Dollar in thousands, except share and per share amounts)

	Three Months Ended June 30,
	2006	2005
Consolidated Statement of Operations:

Revenues:
Net product sales	$3,352	$6,872
Contract and license revenues	378	45
Grant revenues	62	—
Total revenues	3,792	6,917

Operating expenses:
Cost of product sales	1,091	1,701
Research and development	2,882	3,200
Selling, general and administrative, other	10,186	6,510
Selling, general and administrative, restructuring	—	1,184
Total operating expenses	14,159	12,595

Other income (expense):
Interest income	490	264
Other expense	—	(1)
Net loss	(9,877)	(5,415)

Preferred stock dividend	464	427

Net loss allocable to common stockholders	$(10,341)	$(5,842)

Net loss per basic and diluted share allocable to common stockholders	$(0.59)	$(0.41)

Weighted average shares used in computing net loss per basic and diluted share allocable to common stockholders	17,490,374	14,414,767

	Six Months Ended June 30,
	2006	2005
Consolidated Statement of Operations:

Revenues:
Net product sales	$6,693	$18,708
Contract and license revenues	653	244
Grant revenues	167	—
	7,513	18,952

Operating expenses:
Cost of product sales	1,986	4,166
Research and development	6,595	7,294
Selling, general and administrative, other	18,697	14,256
Selling, general and administrative, restructuring	—	1,184
Total operating expenses	27,278	26,900

Other income (expense):
Interest income	1,036	476
Other expense	—	(1)
Net loss	(18,729)	(7,473)

Preferred stock dividend	928	827

Net loss allocable to common stockholders	$(19,657)	$(8,300)

Net loss per basic and diluted share allocable to common stockholders	$(1.13)	$(0.58)

Weighted average shares used in computing net loss per basic and diluted share allocable to common stockholders	17,417,524	14,409,719

	June 30, 2006	December 31, 2005

Selected Balance Sheet Data:

Cash and cash equivalents	$15,929	$26,219
Short-term investments	21,373	18,206
Accounts receivable	2,056	1,428
Inventories	991	630
Prepaid expenses and other current assets	1,771	1,564
Total current assets	42,120	48,047
Non-current assets	1,960	1,118
Total assets	$44,080	$49,165

Current liabilities	11,838	13,404
Long-term liabilities	30	93
Total liabilities	11,868	13,497

Total stockholders’ equity	32,212	35,668
Total liabilities and stockholders’ equity	$44,080	$49,165

About CollaGenex

CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company currently focused on developing and marketing innovative proprietary medical therapies to the dermatology market.  In July 2006, CollaGenex launched Oracea(TM), the first FDA-approved systemic product for the treatment of rosacea, and is conducting a 300-patient, Phase II dose-finding study to evaluate its second dermatology candidate, incyclinide, for the treatment of acne.  CollaGenex is also developing COL-118, utilizing the technology acquired in the SansRosa acquisition, as a preclinical topical compound for the treatment of redness associated with rosacea and other skin disorders.  CollaGenex’s professional dermatology sales force also markets Pandel(R), a prescription topical corticosteroid licensed from Altana, Inc., Alcortin(TM) (1% iodoquinol and 2% hydrocortisone), a prescription topical antifungal steroid combination, and Novacort(TM) (2% hydrocortisone acetate and 1% pramoxine HCl), a prescription topical steroid and anesthetic.  Alcortin and Novacort are marketed by the Company under a Promotion and Cooperation agreement with Primus Pharmaceuticals, Inc.

CollaGenex also currently sells Periostat(R), which the Company developed as the first pharmaceutical to treat periodontal disease by inhibiting the enzymes that destroy periodontal support tissues and by enhancing bone protein synthesis, and Atridox(R), Atrisorb FreeFlow(R) and Atrisorb-D FreeFlow(R), which are products of QLT Inc., the successor to Atrix Laboratories, Inc., for the treatment of adult periodontitis.

Research has shown that certain tetracyclines can be chemically modified to remove their antibiotic effects while retaining the properties that may make them effective in treating diseases involving inflammation and/or destruction of the body’s connective tissues.  CollaGenex is evaluating various chemically modified tetracyclines (so called “IMPACS(TM)” compounds because they are Inhibitors of Multiple Proteases And CytokineS”) to assess whether they are safe and effective in these applications.  The Company has a pipeline of innovative product candidates with possible applications in dermatology and other disease states.  In addition, CollaGenex has acquired the Restoraderm(R) technology, a unique, proprietary dermal drug delivery system, and plans to develop a range of topical dermatological products with enhanced pharmacologic and cosmetic properties.

To receive additional information on the Company, please visit our Web site at www.collagenex.com, which does not form part of this press release.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the Company’s revenue and expenses, future cash position, including the second quarter and for the remainder of 2006, and its future development efforts, including the company’s clinical and development programs and its dermatology franchise, plans, timing and success related to the launch of Oracea, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  CollaGenex’ actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the most recent Form 10-Q for the quarter ended March 31, 2006 under the section “Risk Factors” as well as other documents that may be filed by CollaGenex from time to time with the Securities and Exchange Commission.  Forward-looking statements include statements regarding CollaGenex’ expectations, beliefs, intentions, goals, strategies, plans or prospects regarding the future and can be identified by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words.  CollaGenex assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Periostat(R) and Restoraderm(R) are registered trademarks and IMPACS(TM), and Oracea(TM) are trademarks of CollaGenex Pharmaceuticals, Inc.

All other trade names, trademarks or service marks are the property of their respective owners and are not the property of CollaGenex Pharmaceuticals, Inc. or any of our subsidiaries.

Novacort(TM) and Alcortin(TM) are trademarks of Primus Pharmaceuticals, Inc.

Pandel(R) is a registered trademark of Taisho Pharmaceuticals.

Atridox(R), Atrisorb(R) and Atrisorb-D(R) are registered trademarks of QLT USA, Inc.

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